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                                                                    Exhibit 99.1

                                    CHIQUITA

           [LOGO]                    BRANDS

                                  INTERNATIONAL

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NEWS RELEASE

                              FOR IMMEDIATE RELEASE

        CHIQUITA ANNOUNCES FINANCIAL RESTRUCTURING INITIATIVE
 COMPANY ALSO OBTAINS COMMITMENT FOR EIGHTEEN-MONTH BANK CREDIT FACILITY

CINCINNATI, OHIO, January 16, 2001 - Chiquita Brands International Inc. (NYSE:CQB) today announced an initiative designed to resolve its upcoming debt maturities and improve its financial liquidity. The Company intends to regain its financial health by restructuring its highly leveraged balance sheet. In addition, the Company will continue to pursue cost-reduction measures similar to those that have significantly strengthened its operations in recent years.

The Company said that it proposes to restructure the publicly held debt of Chiquita Brands International, Inc., which is a parent holding company without business operations of its own. The Company emphasized that this intended financial restructuring will not impact day-to-day operations with regard to its employees, customers, suppliers, distributors and general business. The restructuring would also not affect any debt of the Company's operating subsidiaries, which will continue to be serviced by cash flow from the Chiquita Fresh and Chiquita Processed Food businesses.

The Company has retained The Blackstone Group as its financial advisor and will begin discussions with holders of the parent company's publicly held senior notes and subordinated debentures concerning a balance sheet restructuring that is in the best interests of the Company and its stakeholders. If successful, the restructuring would result in the conversion of a significant portion of Chiquita's outstanding $862 million of public debt into common equity. As part of this initiative, the Company is discontinuing as of today all interest and principal payments on its public debt, including $87 million of subordinated debentures due on March 28, 2001. As a result, all of such debt may become subject to acceleration. In addition, such a restructure, whether or not administered through a court proceeding, would adversely affect the holders of Chiquita's common and preferred stock.

Chiquita also announced that it has obtained a commitment for an eighteen-month secured bank credit facility for up to $85 million to replace its expiring bank revolving credit agreement. The new facility will be used to repay $50 million of maturing subsidiary debt, and $35 million will be available for seasonal working capital needs. Completion of the new facility, which is subject to certain conditions, is expected by early February. Even with this new facility, however, Chiquita does not expect to be in a position to repay the parent company's subordinated debentures when they become due in March, and has concluded that it is now therefore appropriate to enter into discussions with holders of all of its public debt regarding a restructure.



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Steven G. Warshaw, President and Chief Operating Officer of Chiquita, said,
"This restructuring initiative is the right next step to ensure the long-term success of our Company. We have already taken aggressive measures to increase productivity and plan to continue with further cost enhancements that will benefit our long-term operating results. Our operations are sound and we have maintained the vitality and market leadership of the Chiquita brand while dramatically improving our operating strengths and underlying cost structure.

"However, these accomplishments have been masked by over six years of continued weakening of European currencies and the corrosive impact of eight years of an illegal European Union banana import regime that today still remains unreformed. Indeed, if not for the increased weakening of the euro since its inception in January 1999, we would have already demonstrated substantial improvements in Chiquita's operating performance and cash flow, even despite poor market conditions experienced by all banana industry participants.

"Instead, the Company finds itself in a position where the increasingly severe tightening over the past several months of the bank credit and other capital markets previously accessed by Chiquita has made them unavailable to refinance the parent company's near term maturities. Under these circumstances, we believe that the restructuring initiative announced today is in the Company's best interests.

Warshaw continued, "It is disheartening after years of suffering from the European Union's illegal banana import regime that Chiquita's stockholders will endure further hardship. However, at this point we are obliged to pursue a restructuring that will provide a level of debt that our operations can reasonably be expected to support, and enhance the future prospects for Chiquita's profitable growth.

Warshaw concluded, "Chiquita's cash flow and financial resources, which have been bolstered by the new credit facility announced today, will be more than ample to meet day-to-day obligations of the business. For our employees, customers, suppliers and operating partners around the world, this means business as usual today, with the prospect of an even stronger Chiquita tomorrow."

Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, including product pricing, costs to purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, labor relations, ability to reach agreement with holders of Chiquita's parent company debt regarding a restructuring, ability to obtain and complete bank and other financings when and as needed, actions of governmental bodies, and other
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market and competitive conditions, many of which are beyond the control of
Chiquita. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.

                                      * * *

Chiquita Brands' financial challenges began with the announcement of an illegal European Union banana import regime in 1992. Prior to this regime, Chiquita had the largest share of the European market, with Europe accounting for nearly half of Chiquita's sales and the largest part of its profits. The EU's illegal quota and licensing regime has therefore severely impacted Chiquita's European market share, profits and stock price. For every year that the illegal EU policies have been in effect, the World Trade Organization has calculated that Chiquita has sustained annual damages of almost $200 million, resulting in total damages since 1993 of over $1.5 billion.

The United States and Latin America producing nations have won successive international trade cases against illegal EU banana import policies. The EU Commission has used legal delays and maneuvers to frustrate its opponents, while at the same time waging a public relations campaign designed to shift blame to the United States. Virtually all of the Western Hemisphere, including the Caribbean, as well as the African nations and many EU member states consider the EU Commission's latest scheme known as "first-come-first-served" to be explicitly WTO-illegal.

Chiquita has suffered the most damage under Europe's illegal banana policies and will continue to suffer harm if yet another illegal regime is allowed to go into effect. Chiquita will continue its vigorous efforts to resolve this trade dispute legally, fairly and in a way that restores Chiquita's market access in conformity with international trade law.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Steven G. Warshaw, President and Chief Operating Officer, or
William T. Sandstrom, Director of Investor Relations
         Media contact:  (513) 784-8517
         Other calls: (513) 784-8100